Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Record First Quarter 2022 Results

Record First Quarter Net Sales, Gross Margin, Net Income and Adjusted EBITDA

Net sales of $5.7 billion increased 36.1%

Core Organic Sales Growth of 15.0%

Net income increased 270.6% to $639.6 million

Adjusted EBITDA increased 119.8% to $1.0 billion

Acquired Two Value-Added Companies in April

$2 Billion Share Repurchase Authorization

May 10, 2022 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the first quarter ended March 31, 2022.

First Quarter 2022 BFS Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $5.7 billion for the quarter increased 36.1% driven by double-digit core organic growth, commodity inflation and acquisitions.

•	Net income grew 270.6% to $639.6 million, or $3.56 per diluted share, and adjusted net income increased 136.5% to $700.8 million, or $3.90 per diluted share.

•

Adjusted EBITDA increased 119.8% to a first quarter record of $1.0 billion driven by commodity inflation, double-digit core organic growth, acquisitions and strong demand in the residential housing market.

•	Strong quarter-end balance sheet with a net debt to LTM Adjusted EBITDA ratio of 0.9x and liquidity of $1.2 billion.

•	During the quarter, the Company repurchased approximately 3.6 million shares of its common stock for approximately $286 million.

Dave Flitman, CEO of Builders FirstSource, commented, “We started the year out strong achieving another quarter of record net sales, gross margin and Adjusted EBITDA, while also producing strong core organic sales growth of 15%. In addition, we continue to make progress investing prudently in our operations and delivering outstanding service to our customers as we work to overcome the supply chain constraints that persist throughout our industry. Our efforts to broaden our value-added products, which saw core organic sales up 31%, alongside our strategic investments in digital, are helping our customers get their jobs done quickly, on time and cost-effectively. The success we have achieved is directly attributable to our hard working and dedicated team members who go above and beyond each day to help us maintain our position as an industry leader.”

Mr. Flitman continued, “We are excited to welcome the Panel Truss and Valley Truss team members to the Builders FirstSource family and look forward to their contributions to grow our value-added products business. Looking ahead, we believe the housing industry remains resilient and underbuilt and we have seen strong underlying demand in new housing construction into the second quarter. Furthermore, we are maintaining our focus on allocating resources to outpace market growth in our higher margin value-added products while investing further in our digital solutions platform to advance our goal of transforming the homebuilding industry. For 2022, we have increased our expectations for growth and significant free cash flow generation. We remain committed to deploying capital to high return internal investments, accretive bolt-on M&A and share repurchases.”

Peter Jackson, CFO of Builders FirstSource, added, “We are pleased with our remarkable first quarter results as well as our continued M&A momentum. We remain committed to a balanced approach to capital deployment through 2022 and beyond as we leverage our strong cash flow to pursue additional accretive investments in our operations while executing against our share repurchase authorizations. We expect to generate free cash flow of $2.0 billion to $2.4 billion in 2022, reflecting disciplined working capital management and our ability to capitalize on our industry-leading product portfolio. We look forward to building on a very successful quarter as we continue to focus on our value-added products, share gains, and returning additional value to our stakeholders.”

Builders FirstSource Financial Performance Highlights - First Quarter 2022 Compared to First Quarter 2021

Net Sales

•

Net sales for the period were $5.7 billion, a 36.1% increase versus prior year quarter. Core organic sales increased by 15.0%, commodity price inflation contributed 12.8% to net sales and acquisitions contributed net sales growth of 8.3%.

•	Core organic sales in value-added products grew by an estimated 30.8% compared with the prior year period.

•

Demand for single family housing continues to drive top-line growth. For the quarter, our core organic growth for Single Family increased 16.6%, 9.5% for Repair and Remodel (R&R)/Other and 10.2% for Multi-Family.

Gross Profit

•

Gross profit was $1.8 billion, a 71.3% increase compared to the prior year quarter. The gross profit margin percentage increased 670 basis points to 32.3%, primarily driven by disciplined pricing in a volatile, supply-constrained marketplace, as well as effective and timely sourcing of materials.

Selling, General and Administrative Expenses

•

SG&A was $968.6 million, an increase of approximately $147.0 million, or 17.9%, compared to the prior year period, driven primarily by variable compensation due to the increase in net sales and profitability. As a percentage of net sales, total SG&A decreased by 270 basis points to 17.0%.

Interest Expense

•	Interest expense increased by $9.5 million to $41.3 million compared to the prior year period. The year-over-year increase is primarily due to higher outstanding debt balances.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $182.9 million, compared to $43.5 million in the prior year period. The effective tax rate in the first quarter was 22.2%, up 210 basis points versus the prior year period.

Net Income

•

Net income was $639.6 million or $3.56 earnings per diluted share, compared to net income of $172.6 million, or $0.83 earnings per diluted share, in the same period a year ago. Adjusted net income was $700.8 million, or $3.90 adjusted earnings per diluted share, compared to adjusted net income of $296.3 million, or $1.42 adjusted earnings per diluted share, in the prior year period. The 136.5% increase in adjusted net income was primarily driven by the increase in net sales and gross margin partially offset by higher income tax and SG&A expense. Adjusted earnings per diluted share excludes amortization and one-time expenses related to merger and acquisition activity.

Adjusted EBITDA

•	Adjusted EBITDA increased 119.8% to $1.0 billion, primarily driven by solid demand across our key customer end-markets, commodity inflation, pricing and acquisitions.

•	Adjusted EBITDA margin improved to 17.6%, which increased 670 basis points compared to the prior year period.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•

For the three months ended March 31, 2022, cash provided by operating activities was $179.8 million; and cash used in investing activities was $48.3 million. The Company’s free cash was an inflow of $131.5 million, primarily driven by sales increases from core organic growth and from the impact of commodity inflation.

•	Liquidity as of March 31, 2022 was $1.2 billion, consisting of approximately $0.9 billion in net borrowing availability under the revolving credit facility and $0.3 billion of cash on hand.

•	As of March 31, 2022, LTM Adjusted EBITDA was $3.6 billion and net debt was $3.1 billion, resulting in a decreased net leverage ratio from 1.2x to 0.9x.

•

In the first quarter, the Company repurchased approximately 3.6 million shares of its common stock for approximately $286.0 million at an average stock price of $79.58. In addition, the Company repurchased approximately 4.3 million shares in April 2022 for approximately $266.9 million at an average stock price of $62.21. Year-to-date, the Company repurchased approximately 7.9 million shares of its common stock for approximately $552.9 million at an average stock price of $70.13.

•

Since August 2021, the Company repurchased approximately 35.3 million shares of its common stock at an average price of $65.10, for approximately $2.3 billion. The Company has repurchased approximately 17% of its total shares outstanding.

•	On May 9, 2022, the Board of Directors authorized a new share repurchase program of $2 billion, which replaces the previous authorization.

•

In January 2022, the Company completed a private offering of an additional $300.0 million in aggregate principal amount of 2032 notes at an issue price equal to 100.50% of par value. Net proceeds from the offering were used to repay borrowings on the 2026 facility and to pay related transaction fees and expenses. In February 2022, the Company amended the 2026 facility to increase the total commitments by an aggregate amount of $400.0 million resulting in a new $1.8 billion amended credit facility.

BMC Merger Integration & Ongoing Operational Excellence Productivity

•	Since closing the merger with BMC on January 1, 2021, Builders FirstSource has made substantial progress in integrating the two companies while delivering solid execution.

•	The Company delivered approximately $55 million in cost synergies to the P&L in the first quarter, fully recognizing the synergy commitments of the BMC merger.

•	In addition, the Company believes it will deliver over $100 million in productivity savings in 2022.

M&A Update

•

On April 1, 2022, the Company acquired both the Texas Panel Truss and East Panel Truss businesses (collectively, “Panel Truss”), for an aggregate of approximately $150 million, subject to certain closing adjustments. Panel Truss is a provider of building components to the single and multi-family markets throughout the South and Southeast. Panel Truss will provide BFS with additional component capacity in the Company’s high-growth southern markets to support new growth opportunities. The Panel Truss businesses had approximately $138 million in sales in 2021.

•

On April 1, 2022, the Company acquired Valley Truss Co., Inc. (“Valley Truss”) for approximately $30.5 million, subject to certain closing adjustments. Valley Truss is a highly successful provider of building components to the single and multi-family markets in Boise, Idaho. Valley Truss will provide BFS with additional component capacity and expand the Company’s value-added offering to harness new growth opportunities. Valley Truss sales were approximately $26 million in 2021.

2022 Assumptions:

The Company’s anticipated 2022 performance is based on several assumptions, including the following:

•	Growth across our geographies in single family starts in the mid-single digits, multi-family starts in the low to mid-single digits; and R&R in the low to mid-single digits.

•	Recently completed acquisitions projected to add net sales growth of 5% to 6%.

•	One fewer selling day in the fourth quarter of 2022 versus 2021 or approximately 0.3%.

•

Depreciation and amortization expenses in the range of $440 million to $460 million, including approximately $180 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $190 million and total amortization projected to be $260 million for the full year 2022.

•	Total capital expenditures in the range of $375 million to $400 million.

•	Free cash flow in the range of $2.0 billion to $2.4 billion, assuming average commodity prices in the range of $700 to $1,000.

•	Interest expense in the range of $175 million to $185 million.

•	An effective tax rate between 23.0% to 25.0%.

Conference Call

Builders FirstSource will host a conference call Tuesday, May 10, 2022, at 8:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the market opens on Tuesday, May 10, 2022, at 6:00am CT. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-342-8591 (U.S. and Canada) and 203-518-9713 (international), Conference ID: BLDRQ12022. A replay of the call will be available at 12:00 p.m. Central Time through Tuesday, May 17, 2022. To access the replay, please dial 800-839-1246 (U.S. and Canada) and 402-220-0464 (international) and refer to pass code BLDRQ12022. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the Investors section. The archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 42 states with approximately 565 locations and have a market presence in 47 of the top 50 and 85 of the top 100 MSA’s, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the continuing COVID-19 pandemic and its impact on the Company’s business and the homebuilding industry, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy, including labor and supply shortages. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

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Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2022	2021
Net sales	$5,681,131	$4,173,775
Cost of sales	3,848,758	3,104,221

Gross margin	1,832,373	1,069,554
Selling, general and administrative expenses	968,568	821,598

Income from operations	863,805	247,956
Interest expense, net	41,314	31,844

Income before income taxes	822,491	216,112
Income tax expense	182,851	43,532

Net income	$639,640	$172,580

Net income per share:
Basic	$3.61	$0.84

Diluted	$3.56	$0.83

Weighted average common shares:
Basic	177,120	206,571

Diluted	179,546	208,624

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$639,640	$172,580
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	111,946	134,331
Deferred income taxes	(7,398)	(8,857)
Stock-based compensation expense	8,841	10,402
Other non-cash adjustments	2,037	2,874
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(549,712)	(294,129)
Inventories	(561,813)	(340,940)
Contract assets	(33,081)	(89,994)
Other current assets	(27,860)	(27,664)
Other assets and liabilities	407	1,999
Accounts payable	470,198	241,621
Accrued liabilities	93,237	2,039
Contract liabilities	33,380	(4,770)

Net cash provided by (used in) operating activities	179,822	(200,508)

Cash flows from investing activities:
Cash acquired in BMC Merger	—	167,490
Purchases of property, plant and equipment	(50,475)	(39,263)
Proceeds from sale of property, plant and equipment	2,140	3,194

Net cash (used in) provided by investing activities	(48,335)	131,421

Cash flows from financing activities:
Borrowings under revolving credit facility	1,906,000	410,000
Repayments under revolving credit facility	(1,738,000)	(260,000)
Proceeds from long-term debt and other loans	301,500	—
Repayments of long-term debt and other loans	(827)	(468,671)
Payments of debt extinguishment costs	—	(2,475)
Payments of loan costs	(6,416)	(4,272)
Exercise of stock options	420	235
Repurchase of common stock	(354,965)	(10,418)

Net cash provided by (used in) financing activities	107,712	(335,601)

Net change in cash and cash equivalents	239,199	(404,688)

Cash and cash equivalents at beginning of period	42,603	423,806

Cash and cash equivalents at end of period	$281,802	$19,118

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$281,802	$42,603
Accounts receivable, less allowances of $47,266 and $39,510 at March 31, 2022 and December 31, 2021, respectively	2,290,513	1,708,796
Other receivables	223,070	255,075
Inventories, net	2,188,056	1,626,244
Contract assets	240,668	207,587
Other current assets	155,824	127,964

Total current assets	5,379,933	3,968,269
Property, plant and equipment, net	1,385,998	1,385,441
Operating lease right-of-use assets, net	446,876	457,833
Goodwill	3,270,192	3,270,192
Intangible assets, net	1,537,695	1,603,409
Other assets, net	30,491	29,199

Total assets	$12,051,185	$10,714,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,563,334	$1,093,370
Accrued liabilities	772,373	718,904
Contract liabilities	249,478	216,097
Current portion of operating lease liabilities	94,968	96,680
Current maturities of long-term debt	2,914	3,660

Total current liabilities	2,683,067	2,128,711
Noncurrent portion of operating lease liabilities	366,524	375,289
Long-term debt, net of current maturities, discounts and issuance costs	3,391,629	2,926,122
Deferred income taxes	354,723	362,121
Other long-term liabilities	119,195	119,619

Total liabilities	6,915,138	5,911,862

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 176,886 and 179,820 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1,769	1,798
Additional paid-in capital	4,240,540	4,260,670
Retained earnings	893,738	540,013

Total stockholders’ equity	5,136,047	4,802,481

Total liabilities and stockholders’ equity	$12,051,185	$10,714,343

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(in millions)	2022	2021	2022
Reconciliation to Adjusted EBITDA:
GAAP net income	$639.6	$172.6	$2,192.5
Acquisition and integration expense	14.7	69.8	71.1
Debt issuance and refinancing cost(1)	—	4.5	3.5
Amortization expense	65.7	88.6	335.1
Tax-effect of adjustments to net income	(19.3)	(39.1)	(98.3)

Adjusted net income	$700.8	$296.3	$2,503.9

Weighted average diluted common shares	179.5	208.6
Diluted adjusted net income per share:	$3.90	$1.42
Reconciling items:
Depreciation expense	$46.2	$45.7	$189.8
Interest expense, net	41.3	27.3	141.8
Income tax expense	202.2	82.6	763.7
Stock compensation expense	8.8	4.7	29.2
Other management-identified adjustments (2)	1.2	0.1	1.4

Adjusted EBITDA	$1,000.5	$455.2	$3,605.6

Adjusted EBITDA margin	17.6%	10.9%	16.8%

(1)	Costs associated with issuing and extinguishing long term debt in 2021.
(2)	Primarily relates to gain/loss on sale and asset impairments, severance and other one time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2022	2021
Net sales	$5,681.1	$4,173.8
Cost of sales	3,848.7	3,104.2

Gross margin	1,832.4	1,069.6
Gross margin %	32.3%	25.6%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	14.8%	15.4%
Adjusted EBITDA	1,000.5	455.2
Adjusted EBITDA margin %	17.6%	10.9%
Depreciation expense	(46.2)	(45.7)
Interest expense, net of debt issuance cost and refinancing	(41.3)	(27.3)
Income tax expense	(202.2)	(82.6)
Other adjustments	(10.0)	(3.3)

Adjusted net income	$700.8	$296.3

Basic adjusted net income per share:	$3.96	$1.43

Diluted adjusted net income per share:	$3.90	$1.42

Weighted average common shares
Basic	177.1	206.6
Diluted	179.5	208.6

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended
	March 31, 2022
(in millions)	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.0	$1,300.0
2030 Unsecured notes @ 5.00%	6.9	550.0
2027 Secured notes @ 6.75%	10.3	612.5
Revolving credit facility @ 3.50% weighted average interest rate	4.8	756.0
Amortization of debt issuance costs, discount and premium	1.2	—
Finance leases and other finance obligations	5.1	205.7
Cash	—	(281.8)

Total	$41.3	$3,142.4

Three Months Ended
(in millions)	March 31, 2022
Free Cash Flow
Operating activities	$179.8
Less: Capital expenditures, net of proceeds	(48.3)

Free cash flow	$131.5

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended March 31,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,354.6	23.8%	$860.9	20.6%	57.3%
Windows, doors & millwork	1,011.6	17.8%	736.2	17.6%	37.4%

Value-added products	2,366.2	41.7%	1,597.1	38.3%	48.2%

Specialty building products & services	989.5	17.4%	807.4	19.3%	22.6%
Lumber & lumber sheet goods	2,325.4	40.9%	1,769.3	42.4%	31.4%

Total net sales	$5,681.1	100.0%	$4,173.8	100.0%	36.1%